UNITED STATES

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RENTECH, INC.

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Rentech, Inc. issued the following press release on April 10, 2014:

FOR IMMEDIATE RELEASE

Rentech Announces $150 Million Investment from Blackstone’s GSO

Capital Partners and Settlement Agreement with Concerned Rentech

Shareholders

GSO Investment to fund near-term growth opportunities in wood fibre processing business

Settlement with Concerned Rentech Shareholders includes board representation and a newly formed board-level Finance Committee that will approve capital expenditures and review Rentech’s cost structure and executive compensation

•	Funds investments to execute strategy for wood fibre business, and repays and terminates margin loan facility

•	Rentech to add three new directors who bring shareholder representation and expertise in capital allocation and wood fibre

LOS ANGELES, CA (April 10, 2014) – Rentech, Inc. (NASDAQ: RTK) today announced that GSO Capital Partners LP (GSO), the credit investment arm of Blackstone, will invest $150 million in Rentech in the form of $100 million of convertible preferred stock and a $50 million term loan. The transactions closed on April 9, 2014. In connection with this investment, Blackstone/GSO appointed two members to Rentech’s Board of Directors: Douglas Ostrover, a senior managing director of Blackstone and co-founder of GSO Capital Partners, and Patrick Moore, the former chairman and chief executive officer of Smurfit-Stone Container Corporation, a paper-based packaging company with significant wood fibre operations. Rentech also announced a settlement with Concerned Rentech Shareholders (CRS), whereby CRS will approve an additional member to join Rentech’s Board of Directors and the board’s newly formed Finance Committee. A slide presentation regarding today’s announcements appears on Rentech’s website, www.rentechinc.com.

Blackstone/GSO Investment

Proceeds from Blackstone/GSO’s investment will fund identified growth opportunities in Rentech’s wood fibre processing business. These opportunities are part of Rentech’s long-standing strategic plan for the wood fibre processing business. This plan was discussed most recently during the Company’s fourth quarter earnings conference call on March 11, 2014. Successfully executing these growth opportunities is designed to give Rentech’s wood fibre processing business the scale necessary for a possible initial public offering as a master limited partnership. Rentech used proceeds from the convertible preferred stock to repay the $50 million balance on its revolving margin loan. That facility has now been terminated, and the units of Rentech Nitrogen Partners, L.P. (Rentech Nitrogen) that served as collateral have been released.

“This investment by Blackstone’s GSO underscores the strength of our wood fibre business strategy. The investment is a vote of confidence in both our fibre and fertilizer businesses by a leading global investor,” said D. Hunt Ramsbottom, president and chief executive officer of Rentech. “In addition to funding our immediate growth plans, Blackstone/GSO’s investment gives Rentech a long-term partner with a proven track record in successfully evaluating and investing in new opportunities. Blackstone/GSO can also provide additional capital and access to investment opportunities as we continue to explore opportunities in our fibre and nitrogen businesses. We look forward to working with the Blackstone/GSO team.”

“Rentech owns and operates world-class assets in wood fibre processing and nitrogen fertilizer production,” said Douglas Ostrover, senior managing director of Blackstone and co-founder of GSO. “We have been in conversations with Rentech for nearly two years and have thoroughly evaluated Rentech’s businesses, assets, and management team. We see great potential to create value for Rentech’s shareholders. We look forward to working as a partner with the Company to execute the plans they have, and to explore additional opportunities in the future.”

Summary of Key Terms

$100 Million Convertible Preferred Stock:

•	Conversion price of $2.22, which represents a 23% premium over the closing price of Rentech’s common stock on April 9, 2014;

•	Convertible into approximately 45 million shares of Rentech common stock, representing approximately 16.5% of common shares on an as-if-converted basis;

•	4.5% preferred dividend per annum;

•	Optionally redeemable in 7 years;

•	The Company may force conversion after a date which is two years from issuance if the price of Rentech’s common stock remains above $4.44 for 30 consecutive trading days;

•	Approximately 5.5 million common units of Rentech Nitrogen, owned by Rentech, backstop the redemption value. The number of Rentech Nitrogen common units is fixed, with no covenants related to Rentech Nitrogen’s unit price. The units will be released if the price of Rentech’s common stock is above $4.44 for 90 consecutive trading days, if cash is substituted for the units, or if the preferred shares are converted. Rentech will continue to receive cash distributions paid on the units;

•	Issued at 98% of redemption value;

•	Two Blackstone/GSO representatives appointed to Rentech’s Board of Directors (proportional with ownership); and

•	No hedging transactions by Blackstone/GSO are permitted unless Rentech’s common stock price is at least $4.44; No short selling is permitted at any time.

$50 Million Senior Term Loan:

•	Interest rate of LIBOR plus 700 basis points per annum, with a LIBOR floor of 1.00%;

•	The sole collateral for the loan will be approximately 2.8 million common units of Rentech Nitrogen, owned by Rentech. The number of Rentech Nitrogen common units provided as collateral is fixed, with no covenants related to Rentech Nitrogen’s unit price; cash may be substituted at Rentech’s option. Rentech will continue to receive cash distributions paid on the units;

•	Prepayable without penalty after the first year or at any time, from proceeds of an IPO of the wood fibre processing business or certain asset sales;

•	Matures five years after closing;

•	Issued at 98% of principal; and

•	Expandable upon agreement of the parties, with an accordion feature to increase the term loan by $75 million.

Board of Directors

Rentech also announced changes to its Board of Directors today:

•	Douglas Ostrover, senior managing director of Blackstone and co-founder of GSO Capital Partners, has joined the board. Mr. Ostrover brings shareholder representation and significant finance experience. He has personally overseen GSO’s deployment of $65 billion of capital. Mr. Ostrover will be the chairman of the board’s Finance Committee.

•	Blackstone/GSO appointed Patrick J. Moore, former chairman and chief executive officer of Smurfit-Stone Container Corporation, to the board. Mr. Moore brings 24 years of expertise in the packaging and wood fibre industries as well as significant experience in finance.

•	Chairman Emeritus Dennis L. Yakobson has retired from the board, following thirty-one years of service, including the founding of Rentech.

•	Michael Ray has resigned from the Rentech board. Mr. Ray will continue to serve as a member of the board of Rentech Nitrogen Partners, L.P.

“We are thrilled to be adding new expertise and fresh perspectives from two leading figures in their fields,” said Halbert S. Washburn, Chairman of Rentech’s Board of Directors. “On behalf of the full board, I would like to thank Dennis Yakobson and Mike Ray for their years of service and many contributions to Rentech.”

Settlement with Concerned Rentech Shareholders

Rentech entered into a settlement agreement with CRS. As part of the agreement and in addition to certain standstill restrictions accepted by CRS:

•	An additional director candidate approved by CRS will be nominated by the Company for election to its Board of Directors at the 2014 annual meeting of shareholders, or appointed to the Board of Directors shortly thereafter. In order to facilitate the election of the additional director candidate, Rentech will place a proposal on the ballot for the 2014 annual meeting of shareholders to expand the Board of Directors by one director;

•	The formation of a Finance Committee consisting of five members including Messrs. Ostrover and Moore and the additional director candidate approved by CRS. The Finance Committee will be responsible for approving significant capital expenditures, reviewing and taking action to reduce Rentech’s cost structure, and reviewing the Company’s executive compensation practices;

•	CRS will withdraw its slate of nominees for the 2014 annual meeting of shareholders;

•	CRS will vote all of its shares in favor of the board’s slate of director nominees at the 2014 annual meeting of shareholders; and

•	CRS will withdraw its preliminary proxy solicitation to call a special meeting of shareholders.

“We are pleased with the addition of three new independent directors, all of whom will bring an enhanced focus on creating shareholder value while mitigating risk. These new directors, who will make up the majority of the newly established Finance Committee, have our full support as they conduct a thorough review of the Company’s cost structure, executive compensation practices, and capital allocation strategy. Further, we believe Blackstone’s operational depth and experience in building profitable businesses with strong execution capabilities will significantly enhance the chances for a successful launch and subsequent IPO of the Company’s wood fibre opportunity. We look forward to working with the two new directors from Blackstone and a newly elected director to create value for all shareholders.”

The agreement will be filed with the Securities and Exchange Commission as an Exhibit to a Current Report on Form 8-K.

About Douglas Ostrover

Mr. Ostrover is senior managing director of Blackstone and a founder of GSO Capital Partners. Prior to co-founding GSO Capital in 2005, Mr. Ostrover held various positions at Credit Suisse First Boston (CSFB). He served as managing director and chairman of the Leveraged Finance Group, and global co-head of the Leveraged Finance Group. Prior to joining CSFB, Mr. Ostrover was managing director in charge of high yield and distressed sales, trading and research at Donaldson, Lufkin & Jenrette. Mr. Ostrover is currently on the Board of Directors of the Michael J. Fox Foundation. Mr. Ostrover received a Bachelor of Arts in economics from the University of Pennsylvania and an MBA from the Stern School of Business of New York University.

About Patrick J. Moore

Mr. Moore serves as president and chief executive officer of PJM Advisors, LLC, an investment and advisory firm. From 2002 until 2011, Mr. Moore was chairman and chief executive officer of Smurfit-Stone Container Corporation (formerly Jefferson Smurfit Corporation), a producer of containerboard and corrugated packaging and one of the world’s largest paper recyclers. His 24-year tenure at Smurfit also included service as chief financial officer, vice president and general manager of the company’s Industrial Packaging division, and treasurer. Earlier in his career, Mr. Moore held positions in corporate lending, international banking and corporate administration at Continental Bank in Chicago. Mr. Moore serves on the Board of Directors for Archer Daniels Midland Company, a global food processing and commodities trading company, and Exelis Inc., a global aerospace, defense, information and services company. Mr. Moore also serves on the North American Review Board of American Air Liquide Holdings, Inc. and on the boards of the Metropolitan YMCA of St. Louis, Boys Hope/Girls Hope, St. Louis Zoological Society and the Big Shoulders Fund. Mr. Moore received a Bachelor of Science in business administration from DePaul University.

Advisors

Latham & Watkins LLP and Holland & Hart LLP acted as legal counsel to Rentech, and Credit Suisse Securities (USA) LLC acted as financial advisor.

Vinson & Elkins LLP, Moelis & Company, Alvarez & Marsal Private Equity Services, and Nexus PMG, acted as advisors to Blackstone.

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com) owns and operates wood fibre processing and nitrogen fertilizer manufacturing businesses. The wood fibre processing business provides wood chipping services, operations, marketing and trading services, and vessel loading through a wholly-owned subsidiary, Fulghum Fibres, Inc. Rentech is also developing wood pellet production facilities. Rentech also manufactures and sells nitrogen fertilizer through its publicly-traded subsidiary, Rentech Nitrogen Partners, L.P. (RNF).

About GSO Capital Partners LP

Blackstone is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. The firm does this through the commitment of its extraordinary people and flexible capital. GSO Capital Partners LP is the global credit platform of Blackstone. GSO, together with its affiliates, has approximately $65 billion of assets currently under management and is one of the largest credit-focused alternative asset managers in the world and a major participant in the leveraged finance marketplace. GSO seeks to generate superior risk-adjusted returns in its credit business by investing in a broad array of strategies including mezzanine, distressed investing, leveraged loans and other special situation strategies. Blackstone’s alternative asset management businesses include investment vehicles focused on private equity, hedge fund solutions, secondary funds, and multi asset class exposures falling outside of other funds’ mandates. Blackstone also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

About Concerned Rentech Shareholders

Concerned Rentech Shareholders, a group led by Engaged Capital, LLC and Lone Star Value Management, LLC, are together one of the largest stockholders of Rentech, Inc. with aggregate ownership of approximately 4.7% of the outstanding shares of RTK.

Engaged Capital, LLC is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of under-valued public companies. Engaged Capital manages both a long-only and long/short North American equity fund. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California. Further information is available at www.engagedcapital.com

Lone Star Value Management, LLC is an investment firm that invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all shareholders. Lone Star Value was founded by Jeff Eberwein who was formerly a Portfolio Manager at Soros Fund Management and Viking Global Investors. Lone Star Value is based in Old Greenwich, CT. Further information is available at http://lonestarvm.com

Forward Looking Statements

This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: the Company’s wood fibre processing business opportunities; its plans to take its wood fibre processing business public as a master limited partnership; and potential sources of additional capital. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in Rentech’s press releases and periodic reports filed with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this news release are made as of the date of this release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

References to an initial public offering of Rentech’s wood fibre business in this news release are being made solely to advise Rentech’s investors regarding the company’s current business plan. This release does not constitute an offer to sell or a solicitation of an offer to buy any securities. Any such offer or solicitation will be made only by means of a prospectus.

Additional Information and Where You Can Find It

Rentech, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with its annual meeting of shareholders to be held in 2014 (the “2014 Annual Meeting”). Rentech plans to file a proxy statement and white proxy card with the SEC in connection with the solicitation of proxies for the 2014 Annual Meeting (the “2014 Proxy Statement”). Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2014 Proxy Statement and other materials to be filed with the SEC in connection with the 2014 Meeting. This information can also be found in Rentech’s definitive proxy statement for its annual meeting of shareholders held in 2013, filed with the SEC on April 30, 2013 (the “2013 Proxy Statement”). To the extent holdings of Rentech’s common stock have changed since the amounts printed in the 2013 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

SHAREHOLDERS ARE URGED TO READ THE 2014 PROXY STATEMENT AND WHITE PROXY CARD (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), 2013 PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT RENTECH HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain, free of charge, copies of the 2014 Proxy Statement (when available), 2013 Proxy Statement and any other documents filed or to be filed by Rentech with the SEC in connection with the 2013 Meeting at the SEC’s website (http://www.sec.gov).

SOURCE: Rentech, Inc.

Contact:

Investors:

Julie Dawoodjee Cafarella

Vice President of Investor Relations and Communications

310-571-9800

ir@rentk.com

MacKenzie Partners, Inc.

Mark Harnett

1-800-322-2885

Media: Sard Verbinnen & Co

John Christiansen/Megan Bouchier

415-618-8750